EXHIBIT 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
QUESTCOR PHARMACEUTICALS, INC.
     Don Bailey and George Stuart hereby certify that:
     ONE: They are the duly elected and acting President and Chief Executive Officer and Senior Vice President of Finance and Chief Financial Officer, respectively, of Questcor Pharmaceuticals, Inc., a California corporation (the “Corporation”).
     TWO: On February 20, 2008, the Corporation repurchased all of its issued and outstanding Series A Preferred Stock. Therefore, under Section 510(f) of the California Corporations Code, the Board of Directors of the Corporation hereby amends and restates the Articles of Incorporation of this Corporation in their entirety to read in full as follows:
I.
     The name of the Corporation is QUESTCOR PHARMACEUTICALS, INC. (the “Corporation”).
II.
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.
III.
     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is one hundred ten million three hundred thirty-four thousand two hundred eighty-five (110,334,285), one hundred five million (105,000,000) shares of which shall be Common Stock (the “Common Stock”) and five million three hundred thirty-four thousand two hundred eighty five (5,334,285) shares of which shall be Preferred Stock (the “Preferred Stock”).
     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Amended and Restated Articles of Incorporation, to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
IV.
     A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
     B. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of California) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law of California, subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law of California. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references to this Article to “California law” shall to that extent be deemed to refer to California law as so amended.
     C. Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.
     THREE: The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of this Corporation in accordance with Section 510(f) of the California Corporations Code.
     The undersigned, Don Bailey and George Stuart, the President and Chief Executive Officer and Senior Vice President and Chief Financial Officer, respectively, of QUESTCOR PHARMACEUTICALS, INC., declare under penalty of perjury under the laws of the State of California that the matters set out in the foregoing Certificate are true and correct of their own knowledge.
     Executed at Union City, California on March 03, 2008.

/s/ Don Bailey
Don Bailey, President and Chief Executive Officer

/s/ George Stuart
George Stuart, Senior Vice President of Finance and
Chief Financial Officer